EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Reports Development Progress at Butte Highlands Gold Project

Coeur d’Alene, Idaho – November 25, 2013 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that advanced development activities are progressing at its Butte Highlands Gold Project, an underground gold mine located south of Butte, Montana.  The underground development drifts have been advanced by approximately 550 feet, six core holes have been drilled for exploration and metallurgical purposes, two groundwater monitoring wells have been completed, and a second de-watering well is currently being drilled.

With this recent advancement, the decline is advancing toward the bulk sample area, which is in the upper portion of the mineralized material.  Additional underground work bays and drill stations have also been developed, along with infrastructure development for the secondary escapeway raise.  Results from exploration drilling in previously unexplored areas have not identified new areas of mineralization, but geologic reviews and analyses continue.

A portion of the development is advancing toward the underground intersection with the historical adit in preparation for development of one of the previously permitted groundwater discharge outfall facilities in that area.  An additional Land Application Discharge (“LAD”) site for water discharge on the surface is also nearing completion, which will supplement the existing LAD sites.

The 30-day public comment period related to the Draft Environmental Impact Statement recently completed by the Montana Department of Environmental Quality (“MDEQ”) ended on November 9, 2013.  The MDEQ is evaluating the comments in preparation for the release of the Final Environmental Impact Statement (“Final EIS”), a Record of Decision (“ROD”), and the Final Hard Rock Operating Permit (“Final HROP”).  The schedule for the issuance of the Final EIS, the ROD, and the Final HROP is largely dependent upon the MDEQ’s evaluation of the public comments.

Timberline President and CEO Paul Dircksen commented, “We are pleased with the continued progress of the development at Butte Highlands.  The operations team is working diligently to be prepared to commence production as quickly as possible upon receipt of all required permits.  While the timing of the final permit issuances is largely beyond our control, we remain focused on permitting and development objectives.”

All of the site activities continue to be carried out under the authorization of the exploration license previously granted to our joint venture company, Butte Highlands JV, LLC (“BHJV”), which is operating the project.

Timberline owns a 50-percent carried-to-production interest in BHJV, which owns the Butte Highlands Gold Project where mining is expected to commence following the issuance of the final hard rock operating permit and the U.S. Forest Service approval of a road-use plan of operations for material haulage.  Timberline’s joint venture partner is funding all mine development costs through to commercial production with Timberline's share of those costs to be repaid from proceeds of future mine production.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline’s exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Cautionary Note

The Company clarifies that BHJV has decided to advance the Butte Highlands Gold Project into production without first establishing NI 43-101 compliant mineral resources supported by an independent technical report or completing a feasibility study.  A production decision without the benefit of a technical report independently establishing mineral resources or reserves and any feasibility study demonstrating economic and technical viability creates increased uncertainty and heightens economic and technical risks of failure associated with the Butte Highlands Project.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s exploration and development plans and programs at Butte Highlands, including the timing of obtaining necessary permits, the development of and production at the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES